EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made effective June 29, 2022, by and between William Koppelmann, hereafter referred to as “Employee,” and Standard Premium Finance Holdings, Inc. a Florida corporation, hereafter referred to as “SPF” and “the Company.”

WHEREAS, this agreement is made to memorialize the terms and conditions as previously discussed.

NOW THEREFORE, the parties agree as follows:

1.                   Duties: Employee shall serve as President and Chief Executive Officer and Chairman of the Board of Directors.

2.                   Compensation:

a.	Salary. Employee shall be paid a base salary on the following schedule:

Time Period	Annual Salary (paid bi-weekly)
July 1, 2022 – June 30, 2023	$275,000
July 1, 2023 – June 30, 2024	$300,000
July 1, 2024 – June 30, 2025	$325,000
July 1, 2025 – June 30, 2026	$350,000
July 1, 2026 – June 30, 2027	$375,000

b.	Cash Bonus. Employee will be entitled to a $25,000 cash bonus payable annually on June 30. Employee may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

c.	Equity Bonus. In conjunction with the execution of this agreement, Employee will be offered an Employee Incentive Stock Option Award Agreement for ten thousand (10,000) shares of the Company’s common stock.

d.	Performance Bonus. Employee will be entitled to additional equity compensation in connection with certain performance targets set annually by the Compensation Committee of the Board of Directors. In conjunction with the execution of this agreement, Performance Bonuses for the Fiscal Year ended December 31, 2022, are as follows:

Performance Target – Consolidated Total Revenue as reported in the 2022 Form 10-K	Number of Additional Stock Options
$10,000,000 or above	25,000
$9,000,000 - $9,999,999	22,500
$8,000,000 - $8,999,999	20,000
$7,000,000 - $7,999,999	10,000

The issuance of any Performance Bonus is to be determined upon the publication of the Company’s Form 10-K as distributed through the SEC’s EDGAR system. The Performance Bonus is to be offered through an award agreement, if earned, upon release of the Company’s Form 10-K.

3.	Confidential or Proprietary Information:
a.	Confidential Information. As used herein, the term “Confidential Information” shall mean any and all information of the Company and of its parents, subsidiaries and divisions (for purposes of this paragraph, the Company’s parents, subsidiaries and divisions shall be deemed included within the meaning of the “Company”) which is (a) not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Company an opportunity to obtain an advantage over its competitors who do not know or use the same, including, but not limited to all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Company’s customers (which include insurance agencies or brokers who refer their client’s to the Company for insurance premium finance services and the actual borrowers from the Company), finances, financial condition, results of operations, employees, amounts of compensation paid, to officers, employees, representatives and customers and any other data or information relating to the internal affairs of the Company and its operations not publicly disclosed by the Company; (ii) the terms and conditions (including prices) of sales and offers of sales of the Company’s products and services not publicly disclosed by the Company; (iii) the terms, conditions and current status of the Company’s agreements and relationship with any customer or lender not publicly disclosed by the Company; (iv) the customer lists and the identities and business preferences of the Company’s actual and prospective customers or any employee or agent thereof with whom the Company communicates other than the names of those customers of the Company which have been publicly disclosed by the Company; (v) the Company’s operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, networks, designs, drawings, artwork, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Company; (vi) any non-public communications (including electronic communications) between and among the Company, its officers, directors, stockholders, customers or employees (including the Employee); and (vii) any other information and knowledge with respect to the products or services developed or in any stage of development by the Company to the extent not ascertainable by proper means from the Company’s public statements or available products. Confidential Information shall also include information disclosed to the Corporation by others under agreements to hold the same confidential.

b.	Protection of Confidential Information. Employee agrees that at all times during and after his or her employment, he or she will hold in trust for the sole benefit of the Company, keep confidential, and not disclose to any third party or make any use of the Company’s Confidential Information except in the course of his or her employment with the Company.

4.	Termination:
a.	Delivery of Documents, Data and Property on Termination of Employment. In the event of termination (voluntary or otherwise) of Employee’s employment with the Company, Employee agrees, promptly and without request, to deliver to and inform the Company of all Company property, documents, communications, all copies of software, and data pertaining to his or her employment and the Confidential Information of the Company, whether prepared by Employee or otherwise coming into his or her possession or control.

5.	Additional Provisions:
a.	Injunctive Relief. Because Employee’s breach of this Agreement may cause the Company irreparable harm for which money is inadequate compensation, Employee agrees that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies, without posting any bond or security.
b.	Attorneys’ Fees. If any action is necessary to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees.
c.	Understanding. Employee acknowledges and agrees that the protections set forth in this Agreement are a material condition to his or her employment with and compensation by the Company and are reasonable to protect the interests of the Company.
d.	Amendment and Binding Effect. This Agreement may not be amended except by an instrument in writing signed by both parties. This Agreement shall be binding on the heirs, executors, administrators, and other legal representatives and assigns of Employee, and is for the benefit of the Company and its successors and assigns.
e.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, EXCLUDING THE PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY. ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY QUESTION REGARDING ITS EXISTENCE, VALIDITY OR TERMINATION, WHICH CANNOT BE AMICABLY RESOLVED BY THE PARTIES, SHALL BE BROUGHT IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN MIAMI-DADE COUNTY OF THE STATE OF FLORIDA AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR-CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.
f.	Entire Understanding. This Agreement expresses the entire understanding of the parties about the described subject matter.
g.	Cumulative Remedies. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by the Company of any failure by Employee to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company of any right shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. Any dispute between Company and Employee related to or arising out of Employee’s employment by the Company shall not limit or reduce the Employee’s agreements in this Agreement or limit the Company’s rights to injunctive relief hereunder.

h.	Severability. In the event that any of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions shall remain in effect and enforceable to the fullest extent permitted by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
i.	Employment at Will. The Company and the Employee acknowledge that employment by the Company may be terminated, with or without cause, and with or without notice, at any time, at the option of the Company or the Employee. Nothing contained in this Agreement shall limit or otherwise alter the foregoing.

6.	Other Items:
a.	The Employee and SPF will execute an Employment Application and be bound to the employment policies of all other employees, including insurance, vacation days, sick days, benefits, etc.

IN WITNESS WHEREAS, the parties executed this EMPLOYMENT AGREEMENT on the above date.

Signed:

/s/ William J. Koppelmann
William J. Koppelmann

/s/ Margaret Ruiz
Margaret Ruiz
Secretary
Standard Premium Finance Holdings, Inc.